Exhibit 99.1

Escalade Sports Strengthens Leadership In Games Category With The Acquisition Of Triumph Sports

Global Sporting Goods Leader Significantly Increases Its Indoor and Outdoor Games Portfolio to Provide Better Customers Support

EVANSVILLE, Ind., Jan. 22, 2016 /PRNewswire/ -- Escalade Sports®, a wholly owned subsidiary of Escalade, Inc. (Nasdaq: ESCA) and global leader in sports and outdoor recreational equipment, today announced that it has acquired Triumph Sports USA, Inc., a brand known for its innovative lines of indoor and outdoor games. The acquisition will significantly strengthen Escalade Sports' leadership in the indoor games category while providing exciting new opportunities with popular-priced tailgating and lawn games. Escalade Sports expects the acquisition of Triumph to be accretive to its business results beginning in 2016.

Part of a broader company strategy to strengthen its position in established and emerging sports and outdoor recreational activities, the acquisition of Triumph will help Escalade Sports deepen its relationships with existing customers and provide service to new customers with the comprehensive portfolio of games products. The Triumph line of indoor games will expand and complement Escalade Sports' existing table tennis, darting, billiard and arcade games offerings. The Triumph Sports outdoor games line will allow Escalade Sports to deliver lawn and tailgating products at popular consumer price points.

"We are pleased to announce the addition of Triumph to the Escalade Sports family of sports and recreation brands," said Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "This acquisition will help us provide improved support to our existing customers and introduce us to new customers as well. We remain confident in our strategy to grow our business through internal innovation and acquisitions and believe that Triumph, with its innovative product portfolio, is an ideal embodiment of our plan."

Justin Voden, founder of Triumph Sports USA, Inc. said, "I am very excited about this transaction with Escalade Sports. My team and I were able to build the Triumph Sports brand through innovative products and excellent customer service and believe that Escalade will continue on that path and take the business to the next level."

Escalade Sports products are available at sporting goods dealers and independent retailers nationwide. For more information on Escalade Sports, its brands, instruction manuals, game rules, retailers, warranty, replacement parts or customer service, please call 1-800-426-1421 or visit www.escaladesports.com.

ABOUT ESCALADE SPORTS
Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment. Leaders in their respective categories, Escalade Sports' brands include Bear Archery and Trophy Ridge archery accessories; STIGA® and Ping-Pong® table tennis; Accudart® and Unicorn® darting; Onix Sports and Pickleball Now pickleball equipment; Goalrilla™, Goalsetter®, Goaliath® and Silverback® residential in-ground basketball systems; the STEP® fitness products; Woodplay® and Childlife® premium playsets; and Cue and Case Sales – a leader in specialty billiard accessories. Escalade Sports products are available at sporting goods dealers and independent retailers nationwide.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, Escalade's ability to successfully achieve the anticipated results of strategic acquisitions, including the integration of the operations of acquired assets and businesses, the impact of competitive products and pricing, product demand and market acceptance, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Media Contact:	BML Public Relations
Laurie Pepitone
Amanda Quinn
973-337-6395

Logo - http://photos.prnewswire.com/prnh/20130830/MM72120LOGO